Exhibit 10.31

RENT THE RUNWAY, INC.
10 JAY STREET
BROOKLYN, NEW YORK 11201

August 20, 2025

Ms. Jennifer Y. Hyman

Re:    Amendment to Amended and Restated Employment Agreement Relating to Potential Transaction

Dear Jenn:

This Letter Agreement constitutes an amendment to the Amended and Restated Employment Agreement between you and Rent the Runway, Inc., a Delaware corporation (the “Company”), dated as of October 5, 2021, as previously amended May 18, 2022 and February 25, 2025 (the “Employment Agreement”), to be effective upon the date of consummation of the Transaction (as defined below) (such date, the “Transaction Date”). Capitalized terms used in this Letter Agreement and not defined shall have the meanings given such terms in the Employment Agreement.

1.          Transaction. Concurrently with the execution and delivery by the Employee and the Company of this Letter Agreement, the Company is entering into that certain Exchange Agreement, dated as of the date hereof, by and between the Company and CHS US Investments LLC, a Delaware limited liability company (such agreement, as may be amended, modified or supplemented from time to time, the “Exchange Agreement” and the transactions contemplated thereby, the “Transaction”). This Letter Agreement is expressly contingent upon the consummation of the Transaction. If the Exchange Agreement is terminated in accordance with its terms and conditions and the Transaction does not occur, this Letter Agreement shall be immediately void and of no further force or effect.

2.          MIP Awards. Upon or as promptly as practicable following the Transaction Date (and in no event more than 60 days thereafter), the Company shall grant to the Employee restricted stock units and performance stock units in respect of the number of shares of common stock of the Company as determined in accordance with the MIP Term Sheet set forth on Section 6.04 of the disclosure letter attached to the Exchange Agreement, as in effect on the date hereof (the “MIP Term Sheet” and such restricted stock units and performance stock units, the “MIP Awards”), subject to the Employee’s forfeiture of all outstanding equity awards of the Company held by the Employee immediately prior to the Transaction Date, including all awards under the Rent the Runway, Inc. 2009 Stock Incentive Plan, the Rent the Runway, Inc. 2019 Stock Incentive Plan and the Rent the Runway, Inc. 2021 Incentive Award Plan (collectively, the “Pre-Transaction Awards”), but, for the avoidance of doubt, excluding any shares of the Company’s common stock that the Employee received prior to the Transaction Date pursuant to the exercise, vesting or settlement of any equity awards of the Company. The vesting and other terms and conditions of the MIP Awards shall be consistent with the MIP Term Sheet and shall be set forth in one or more award agreements governing the MIP Awards, as determined by the Company consistent with the Company’s standard RSU form filed as Exhibit 10.11 to the Company’s Form 10-k and modified solely to implement the provisions set forth in the MIP Term Sheet and reasonably acceptable to the Employee (which consent shall not be unreasonably withheld or delayed)(the “MIP Award Agreements”). For the avoidance of doubt, in accordance with the MIP Term Sheet, (i) the MIP Award Agreements shall set forth the terms and conditions of the Employee’s forfeiture of the Pre-Transaction Awards and irrevocable waiver of any rights or other entitlements relating to the Pre-Transaction Awards and (ii) if the Employee refuses to forfeit the Pre-Transaction Awards and irrevocably waive all rights and other entitlements of the Employee with respect thereto, the Company shall have no obligation to issue the MIP Awards to the Employee. Notwithstanding Section 4(a)(iii), 4(a)(iv), 6(a)(iv)(D), 6(c)(ii)(D) or any other provision of the Employment Agreement to the contrary, the vesting of the MIP Awards, including in connection with a Change of Control or termination of the Employee’s employment, shall be governed by the award agreement(s) and shall not be governed by the terms of the Employment Agreement.

3.          Definition of Change of Control. Notwithstanding the definition of Change of Control in the Employment Agreement, the consummation of the Transaction shall not constitute a Change of Control for any purpose pursuant to the Employment Agreement, the 2021 Plan or any PSUs granted to the Employee in accordance with the MIP Term Sheet (as defined below).

4.          Title. Effective upon the Transaction Date, Section 1(a) of the Agreement shall be amended to add the following sentence as a new final sentence in such section:

“As of the Transaction Date (as defined below), the Employee shall cease serving as Chair of the Company, but the Employee shall continue, for the duration of the Term (as defined below), to serve as the Co-founder, Chief Executive Officer and President of the Company. The Employee acknowledges and agrees that the Board may appoint an Executive Chair of the Company at any time during the Term (the “Chair Appointment”) and, notwithstanding anything to the contrary, that the Employee’s resignation as Chair of the Company and the Chair Appointment, by themselves, shall not constitute Good Reason for any purpose under this Agreement or for purposes of the 2021 Plan; it being understood and agreed that this shall not prevent the Employee from asserting that Good Reason exists as a result of an event specified in clause (C), (D) or (F) of the definition of Good Reason under Section 6(a)(iv) of the Agreement, subject to the notice and cure provisions set forth therein.”

5.          Term. Effective upon the Transaction Date, Section 1(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“The initial term (the “Initial Term”) of the Employee’s employment hereunder shall commence on the Transaction Date and end on January 31, 2030. The Initial Term shall automatically be extended for successive one-year periods (each, an “Extension Term” and, together with the Initial Term, the “Term”), unless either the Employee or the Company gives written notice of non-extension to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term, in which case the Employee’s employment will terminate at the end of the then-applicable Term, subject to earlier termination in accordance with Section 6 hereof.”

6.          Equity Awards. Effective upon the Transaction Date, Section 4 of the Employment Agreement shall be deleted in its entirety.

7.          Severance Formula. Effective upon the Transaction Date, Section 6(a)(ii)(A) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(A) A cash severance payment in an amount equal to (x) if such termination or resignation occurs during the 12-month period following the Transaction Date or during the 24-month period beginning on a Change of Control (each such period, an “Enhanced Period”), 1.5 times the sum of (1) the annual rate of Salary in effect immediately prior to such termination or resignation, and (2) the Target Bonus in effect for the Fiscal Year in which such termination or resignation occurs, or (y) if such termination or resignation occurs at any time during the Term outside of an Enhanced Period, the sum of (1) the annual rate of Salary in effect immediately prior to such termination or resignation, and (2) the Target Bonus in effect for the Fiscal Year in which such termination or resignation occurs (the amounts in clause (x) or (y), as applicable, together, the “Severance Amount”). Subject to Section 11 hereof, the Severance Amount shall be payable: (I) over 18 months (if such termination occurs during the 12-month period following the Transaction Date) or 12 months (if such termination occurs outside of an Enhanced Period) (the “Severance Period”) in ratable installments in accordance with the Company’s ordinary payroll practices with the first such payment to be made on the 60th day following the date of termination and with such first payment to include all payments that would have otherwise been made from the date of termination through such first payment date or (II) if such termination occurs during the 24-month period beginning on a Change of Control, in a lump sum on the 60th day following the date of termination. Furthermore, notwithstanding anything to the contrary herein, in the event that, during the 12-month period following the Transaction Date, the Employee resigns for Good Reason due to any reason other than a reason specified in clause (A), (B) (solely due to a MIP Failure Breach), (C), or (D) of the definition thereof then the Employee shall be deemed to have terminated employment outside of an Enhanced Period.”

8.          Pre-Transaction Equity Awards. Effective upon the Transaction Date, Section 6(a)(ii)(C) and 6(a)(ii)(D) of the Employment Agreement shall be deleted in its entirety.

9.          Transaction Bonus. Effective upon the Transaction Date, the following new section shall be added to the Employment Agreement as Section 6(a)(ii)(F):

“(F) The Employee shall immediately and fully vest in all amounts paid to the Employee prior to the date of termination under the Company’s Transaction Bonus Plan, as amended effective as of August 20, 2025 (the “Transaction Bonus Plan”), and all remaining amounts under the Transaction Bonus Plan that have not yet been paid as of the date of termination shall be immediately forfeited.”

10.          Good Reason Definition. Effective upon the Transaction Date, Section 6(a)(iv) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(iv) For purposes of this Agreement, except as otherwise explicitly set forth herein, “Good Reason” shall mean any of the following events that occur without the Employee’s prior written consent: (A) any material diminution of the Employee’s Salary or Target Bonus opportunity; (B) any other material breach of the Agreement by the Company which, for the avoidance of doubt, shall be considered to have occurred for all purposes pursuant to this Agreement if the Company does not grant the equity awards required to be granted to the Employee pursuant to the Exchange Agreement (as defined below) within 60 days following the Transaction Date for any reason other than the Company failing to have sufficient shares available under the 2021 Plan because Employee failed to vote her shares in favor of an amendment increasing the number of shares available for grant to a number sufficient to cover such award (such breach, a “MIP Failure Breach”), (C) prior to a Change of Control, the Employee no longer reporting directly and exclusively to the Board, and on and after a Change of Control, the Employee no longer directly reporting to the person or body having direct authority over the Company analogous to that of the Board prior to the Change of Control; (D) prior to a Change of Control, any change in the Employee’s titles as Chief Executive Officer and Co-Founder of the Company, or appointment of another individual to the same title; (E) after a Change of Control, the Employee no longer being the most senior executive officer whose primary responsibility is for the Company’s business; (F) any material diminution in the Employee’s authorities, duties or responsibilities; (G) relocation of the Employee’s workplace that increases the Employee’s daily commute by more than 35 miles and by 45 minutes or more each way in typical rush hour traffic conditions; or (H) failure of a successor to all or substantially all of the business of the Company to assume the Company’s obligations under the Agreement; provided that, in each case, the Employee must notify the Company in writing within 90 calendar days after first becoming aware of an event constituting Good Reason, describing in detail the event claimed to constitute Good Reason, and, unless the Company retracts and/or rectifies the claimed event constituting Good Reason within 30 calendar days following the Company’s receipt of such notice from the Employee (the “Cure Period”), the Employee must terminate employment, if at all, during the 30-day period immediately following the end of the Cure Period. If the Employee does not terminate employment during such 30-day period, the Employee may not terminate employment for Good Reason as a result of such event.”

11.          Resignation from Director and Officer Positions. Effective upon the Transaction Date, the following new section shall be added to the Employment Agreement as Section 6(f):

“(f) Resignation from Director and Officer Positions. Subject to the following sentence, in the event that the Employee’s employment with the Company terminates for any reason, then the Employee shall resign and/or be removed automatically from any and all director, officer, fiduciary or other positions that the Employee then holds with the Company or its affiliates, and the Employee shall execute any and all documents reasonably required to effectuate such resignation and/or removal. Notwithstanding anything to the contrary in this Section 6(f), the Employee shall not be required to resign as a member of the Board in the event that the Board unanimously determines by affirmative vote or written consent to request that the Employee continue as a member of the Board until the expiration of her then-current term.”

11.          Definition of Transaction Date. Effective upon the Transaction Date, the following new section shall be added to the Employment Agreement as Section 6(a)(vi):

“(vi) For purposes of this Agreement, “Transaction Date” means the date of consummation of the transactions contemplated by that certain Exchange Agreement, dated as of August 20, 2025, by and between the Company and CHS US Investments LLC, a Delaware limited liability company (the “Exchange Agreement”).”

12.          Except as expressly provided for in this Letter Agreement, the Employment Agreement and its terms and conditions remain in full force and effect and unchanged by this Letter Agreement. This Letter Agreement is to be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof. The provisions of Section 17 of the Employment Agreement with respect to dispute resolution shall apply to this Letter Agreement.

13.          Please acknowledge your agreement to the terms and conditions set forth in this letter by signing and dating this letter in the space provided below.

[signature page follows]

Very truly yours,

/s/ Cara Schembri
Cara Schembri Authorized Officer

Agreed and accepted

/s/ Jennifer Y. Hyman
Jennifer Y. Hyman

[Signature Page to A&R Employment Agreement]